Exhibit 99.1

Permianville Royalty Trust Announces Monthly Cash Distribution

HOUSTON, Texas—(BUSINESS WIRE)—February 18, 2026

Permianville Royalty Trust (NYSE: PVL, the “Trust”) today announced a cash distribution to the holders of its units of beneficial interest of $0.005000 per unit, payable on March 13, 2026, to unitholders of record on March 2, 2026. The net profits interest calculation represents reported oil production for the month of November 2025 and reported natural gas production during October 2025. The calculation includes accrued costs incurred in December 2025.

The following table displays reported underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current and prior month recorded net profits interest calculations.

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil	Natural Gas
	Bbls	Bbls/D	Mcf	Mcf/D	(per Bbl)	(per Mcf)
Current Month	32,171	1,072	314,444	10,143	$57.95	$2.96
Prior Month	36,613	1,181	737,506	24,584	$58.21	$2.62

Recorded oil cash receipts from the oil and gas properties underlying the Trust (the “Underlying Properties”) totaled $1.9 million for the current month on realized wellhead prices of $57.95/Bbl, down $0.2 million from the prior month’s oil cash receipts.

Recorded natural gas cash receipts from the Underlying Properties totaled $0.9 million for the current month on realized wellhead prices of $2.96/Mcf, down $1.0 million from the prior month. The decrease in natural gas sales in the current month is primarily due to prior period adjustments and the timing of cash receipts from one major operator in the Haynesville area. Specifically, the operator of several new Haynesville wells brought online last year withheld royalties in the current month to reflect royalties the operator previously should have withheld with respect to a prior period. These adjustments did not affect production from these wells and the Underlying Properties. According to information from the operator, excluding these prior period adjustments, the natural gas production for the Underlying Properties recognized this month would have been approximately 756 MMcf, or over 24,000 Mcf per day.

Total accrued operating expenses decreased $0.4 million from the prior month to $2.4 million, and capital expenditures remained consistent with the prior month at $0.9 million.

Given the continued elevated level of capital expenditures on the Underlying Properties in the current month compared to recent months, COERT Holdings 1 LLC (the “Sponsor”) is releasing $0.8 million from the previously established cash reserve for approved, future development expenses to partially fund the current month’s capital expenditures. The remaining reserve of $0.4 million will be held to fund incremental future development expenses; however, if those expenses are ultimately delayed or are less than expected, or if the outlook changes, amounts reserved but unspent will be released as an incremental cash distribution in a future period.

About Permianville Royalty Trust

Permianville Royalty Trust is a Delaware statutory trust formed to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain, predominantly non-operated, oil and gas properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”), the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors. Future distributions are expected to be made on a monthly basis. For additional information on the Trust, please visit www.permianvilleroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders and expectations regarding future development on the Underlying Properties. The anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from the Sponsor with respect to the relevant period. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will continue to be directly affected by the volatility in commodity prices, which can fluctuate significantly as a result of a variety of factors that are beyond the control of the Trust and the Sponsor. Low oil and natural gas prices will reduce profits to which the Trust is entitled, which will reduce the amount of cash available for distribution to unitholders and in certain periods could result in no distributions to unitholders. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Initial production rates may not be indicative of future production rates and are not indicative of the amounts of oil and gas that a well may produce. In addition, future monthly capital expenditures may exceed the average levels experienced in 2025 and prior periods, which could reduce the amount of cash available for distribution to unitholders and in certain periods could result in no distributions to unitholders. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither the Sponsor nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by the Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 19, 2025. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Permianville Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

601 Travis Street, 16th Floor

Houston, Texas 77002

Sarah Newell 1 (512) 236-6555